UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2025

Esperion Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150
Ann Arbor, MI
(Address of principal executive offices)

48108
(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 1, 2025, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Esperion Therapeutics, Inc. (the “Company”) elected Craig Thompson to the Board, effective July 1, 2025. Mr. Thompson will serve as a Class II director with a term expiring at the Company’s annual meeting of stockholders to be held in 2027, at which time he will stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. The Board determined that Mr. Thompson is an independent director as that term is defined by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, LLC. Mr. Hoffman will serve as a member of the Compliance Committee, the Nominating and Corporate Governance Committee and the Commercial Committee, until his successor is duly elected and qualified, or until his earlier death, resignation or removal, or until otherwise determined by the Board.

Since April 2022, Mr. Thompson has been the Chief Executive Officer and a member of the board of directors at Cerevance, LLC, a clinical stage biotechnology company focused on neurodegenerative, psychiatric, and central nervous system-controlled metabolic disorders. Mr. Thompson is also currently a member of the board of directors of NervGen Pharma Corp, a clinical stage biotechnology company focused on developing therapies for neurotrauma and neurologic diseases. From June 2018 to April 2022, Mr. Thompson was previously President & Chief Executive Officer and a member of the board of directors of Neurana Pharmaceuticals, Inc., a biotechnology company focused on the treatment of neuromuscular conditions. Prior to Neurana, Mr. Thompson was President & Chief Executive Officer and a member of the board of directors of Anthera Pharmaceuticals, Inc., a then publicly traded clinical-stage biopharmaceutical company that focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. His previous biotech experience includes serving as Chief Operating Officer for Tetraphase Pharmaceuticals Inc., where he oversaw the development and implementation of the commercial strategy as well as the business development and commercial manufacturing, and as Chief Commercial Officer for Trius Therapeutics, Inc., where he was involved in the acquisition of Trius Therapeutics by Cubist Pharmaceuticals, Inc. for over $700 million, as well as a partnership with Bayer Pharma AG.

Prior to Trius Therapeutics, Mr. Thompson served in a range of U.S. and global leadership roles of increasing responsibility at Pfizer Inc., including Therapeutic Group Leader of Allergy, Respiratory, Pulmonary Vascular Disease and Inflammation; and he ultimately served as Vice President of Marketing for Pfizer’s Specialty Care Business Unit. While at Pfizer, he led the global commercial development of the torcetrapib/atorvastatin program. Earlier in his career, Mr. Thompson held positions of increasing responsibility in global marketing at Merck & Co., where he was responsible for product management of Zocor, including leading the rollout of the landmark Heart Protection Study. He also was instrumental in the pre-launch planning for Vytorin and Zetia as part of the European partnership between Merck and Schering-Plough. Mr. Thompson holds a Bachelor’s of Commerce degree from McMaster University and an MBA from the University of Notre Dame.

As a non-employee director, Mr. Thompson will receive cash and equity compensation for his Board service pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Thompson and any other person pursuant to which Mr. Thompson was selected as a director, and there are no transactions between Mr. Thompson and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Mr. Thompson in connection with his appointment to the Board which is in substantially the same form as that entered into with the existing directors of the Company.

Item 7.01 Regulation FD Disclosure.

On July 1, 2025, the Company issued a press release announcing Mr. Thompson’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 1, 2025.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2025	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer